ONDAS

ONDAS ACQUIRES CONTROLLING INTEREST IN INSIGHT INTELLIGENT SENSORS LTD

Expanding Physical AI Capabilities with Advanced Electro-Optical Sensing Systems for Autonomous Anomaly Detection

Ondas Holdings Inc. (NASDAQ: ONDS) has acquired controlling interest in Insight Intelligent Sensors Ltd, a deep-tech company specializing in AI-powered electro-optical sensing systems for autonomous anomaly detection. Insight Intelligent Sensors delivers Smart Imaging Modules (SIMs) that combine multi-camera optics, real-time edge computing, and unique AI algorithms to detect and classify objects or anomalies—even in denied or communication-restricted environments. Deployed with Israeli and U.S. defense agencies, these systems are proven in real-world operations.



Key Highlights

- Adds a compact, all-in-one AI electro-optical sensing module to Ondas, enhancing autonomy and perception across air, ground, and counter-UAS missions.
- Delivers real-time, multi-use anomaly detection for drones, vehicles, personnel, wildfires, and broader area and crowd control operations.
- Provides an important additional sensing layer within Ondas' multi-layer defense and response architecture, strengthening counter-UAS and environmental intelligence capabilities.
- Supports Ondas Autonomous Systems' efforts to engage with US, NATO and EU alliances focused on autonomous detection, early-warning systems, and adaptable field deployment solutions.

Impact

- Expands Ondas' Physical AI capabilities through edge-based sensing and autonomous decision support.
- Delivers persistent situational awareness and proactive threat detection across defense and civil missions.
- Positions Ondas for new government and commercial programs in autonomous detection and environmental intelligence.

Strategic Fit & Benefits

- **Technology Integration:** Merges Insight's AI-driven electro-optical modules with Ondas' Optimus aerial platforms, Iron Drone Raider™ counter-UAS system, and Apeiro ground robots to form a unified autonomous network.

- **Autonomy & Awareness:** Adds an intelligent perception layer that improves target recognition, situational awareness, and mission resilience across air, ground, and environmental domains.

- **Global Market Access:** Leverages Insight's trusted relationships to pursue defense modernization programs across US, NATO and EU alliances.



- **Dual-Use Capability:** Applies scalable sensing for civil infrastructure protection, disaster response, and climate resilience markets.


ID: 139
Type: Drone
Range: 1.8 Km
ID: 127
Type: Fixed Wing
Range: 3.8 Km
ID: 135
Type: Drone
Range: 2.3 Km

Market Relevance & Opportunity

Demand for autonomous AI-enabled sensing is accelerating across defense and homeland security missions that require operation in contested or communication-limited environments. Insight Intelligent Sensors adds a differentiated perception layer to Ondas platforms, enabling real-time detection and classification across ISR, border security, and environmental monitoring. The integration positions Ondas to capture opportunities in the expanding AI sensing and early-warning markets while advancing its mission to deliver trusted, intelligent, multi-domain autonomy.